                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                 PARAVANT INC.
                                       BY

                           PRINCE MERGER CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                             DRS TECHNOLOGIES, INC.
                                       AT

                              $4.75 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 22, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 23, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG DRS TECHNOLOGIES, INC. ("PARENT"), PRINCE MERGER CORPORATION (THE "PURCHASER") AND PARAVANT INC. (THE "COMPANY").

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (III) RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13 -- "CERTAIN CONDITIONS OF THE OFFER".
                            ------------------------
                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 -- "Procedure for Tendering Shares" or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their shares.

     Any shareholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 -- "Procedure for Tendering Shares."

     Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent") or Bear, Stearns & Co. Inc. (the "Dealer Manager") at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------
                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
                            ------------------------
October 28, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE OFFER...................................................    7
      1.  Terms of the Offer................................    7
      2.  Acceptance for Payment and Payment for Shares.....    9
      3.  Procedure for Tendering Shares....................   10
      4.  Withdrawal Rights.................................   12
      5.  Certain U.S. Federal Income Tax Consequences......   13
      6.  Price Range of the Shares; Dividends on the
      Shares................................................   14
      7.  Effect of the Offer on the Market for the Shares;
          Stock Listing; Exchange Act Registration; Margin
          Regulations.......................................   14
      8.  Certain Information Concerning the Company........   15
      9.  Certain Information Concerning Parent and
      Purchaser.............................................   18
     10.  Source and Amount of Funds........................   19
     11.  Background of the Offer; Purpose of the Offer and
          the Merger; the Merger Agreement and Certain Other
          Agreements........................................   20
     12.  Plans For the Company.............................   34
     13.  Certain Conditions of the Offer...................   35
     14.  Certain Legal Matters.............................   37
     15.  Fees and Expenses.................................   40
     16.  Miscellaneous.....................................   40
SCHEDULE I -- Directors and Executive Officers of Parent and
  Purchaser.................................................   41

                               SUMMARY TERM SHEET

     Prince Merger Corporation is offering to purchase all of the outstanding common stock of Paravant Inc. for $4.75 per share in cash. The following are some of the questions you, as a shareholder of Paravant Inc. may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is Prince Merger Corporation. We are a Florida corporation formed for the purpose of making a tender offer for all of the common stock of Paravant Inc. We are a wholly owned subsidiary of DRS Technologies, Inc., a Delaware corporation. See "Introduction" to this Offer to Purchase and Section 9 -- "Certain Information Concerning Parent and Purchaser."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Paravant Inc. See "Introduction" to this Offer to Purchase and Section 1 -- "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.75 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     DRS Technologies, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer (as discussed below). All of these funds are expected to be obtained from DRS's generally available corporate funds and an existing credit facility of DRS. The existing credit facility does not permit the consummation of the Offer and the Merger, however, DRS has entered into a commitment letter with the administrative agent of the existing credit facility which provides for a waiver of the provisions in the existing credit facility that prohibit the Offer and the Merger or, alternatively DRS entering into a replacement credit facility that will permit the consummation of the Offer and the Merger. The offer is not conditioned upon any financing arrangement. See
Section 10 -- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think that our financial condition is relevant to your decision to tender in the offer because:

     - the form of payment consists solely of cash and the Offer is to purchase all outstanding Shares;

     - we, through our parent company DRS Technologies, Inc., are arranging for our funding from generally available corporate funds and an existing credit facility as discussed above;

     - the offer is not subject to any financing condition; and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger as in the offer.

See Section 10 -- "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Friday, November 22, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section
1 -- "Terms of the Offer" and Section 3 -- "Procedure for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. The offer can be extended for varying lengths of time depending on the circumstances. We have agreed in the merger agreement that:

     - We may, at our discretion, extend the expiration date of the offer if any of the conditions to our obligation to accept for payment and pay for shares tendered into the offer have not been satisfied or waived by us.

     - We may, at our discretion, extend the expiration date of the offer for up to ten (10) business days if less than 80% of the outstanding shares are tendered;

     - We may, at our discretion, elect to provide a subsequent offering period of three (3) to twenty (20) business days, beginning after we have purchased shares during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration.

     - We may extend the expiration date of the offer upon an increase in the offer price for the shares as provided under federal securities laws.

     See Section 1 -- "Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Mellon Investor Services LLC (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any shares which are validly tendered unless that number of shares represents at least a majority of the shares of Paravant Inc. outstanding on a fully diluted basis.

     - We are not obligated to purchase shares which are validly tendered if, among other things, Paravant Inc. shall have not satisfied the conditions set forth in the Merger Agreement (See Section 13 to this Offer to Purchase -- "Certain Conditions of the Offer"), including if the Board of Directors of Paravant Inc. shall have withdrawn its recommendation of the offer and merger.

     - We are not obligated to purchase shares unless and until the expiration or termination of applicable waiting periods or comparable provisions under any applicable pre-merger notification laws or regulations under United States antitrust law.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through Mellon Investor Services LLC. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3 -- "Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by December 26, 2002, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period discussed in
Section 1. See Section 1 -- "Terms of the Offer" and Section 4 -- "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 -- "Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF PARAVANT INC. THINK OF THE OFFER?

     We are making the offer pursuant to the Agreement and Plan of Merger with Paravant Inc., which has been approved by the board of directors of Paravant Inc. The board of directors of Paravant Inc. has unanimously approved the Merger Agreement, our tender offer and the proposed merger of us with and into Paravant Inc. The board of directors of Paravant Inc. also has unanimously determined that the Merger Agreement, the tender offer and the proposed merger are fair to and in the best interests of shareholders and has recommended that shareholders tender their shares. See "Introduction" to this Offer to Purchase and Section
11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

HAVE ANY PARAVANT INC. SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Certain shareholders owning approximately 22% of the Company's outstanding shares who are all directors or executive officers of the Company or its subsidiaries (or relatives of, or entities controlled by, such persons) have agreed to tender their shares in the Offer pursuant to certain Shareholder Tender and Voting Agreements which have been approved by the board of directors of Paravant Inc. See "Introduction" to this Offer to Purchase and Section
11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL PARAVANT INC. CONTINUE AS A PUBLIC COMPANY?

     No. If a majority of the outstanding shares of Paravant Inc. on a fully diluted basis are tendered and accepted for payment, subject to the Merger Agreement we will be merged with and into Paravant Inc. If the merger takes place, Paravant Inc. no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that Paravant Inc. common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for Paravant Inc., and Paravant Inc. may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the SEC rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE PARAVANT INC. SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares of Paravant Inc. on a fully diluted basis, subject to the Merger Agreement we will be merged with and into Paravant Inc. If that merger takes place, DRS Technologies, Inc. will own all of the shares of Paravant Inc. and all remaining shareholders of Paravant Inc. (other than us and DRS Technologies, Inc.) will receive $4.75 per share in cash. See "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If you decide not to tender your shares in the offer and we purchase the shares tendered by other shareholders, but the merger does not occur, the number of shareholders and of shares of Paravant Inc. which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Paravant Inc. common stock. Also, as described above, Paravant Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. You do not have the right to assert dissenters' rights as a result of the offer or merger described above. See "Introduction" to this Offer to Purchase and Section 7 -- "Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 23, 2002, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Paravant Inc. common stock reported on the Nasdaq National Market was $3.60 per share. On October 25, 2002, the last full day prior to commencement of the offer, the last reported sales price of the shares on the Nasdaq National Market was $4.69 per share of common stock. We advise you to obtain a recent quotation for shares of Paravant Inc. common stock in deciding whether to tender your shares. See
Section 6 -- "Price Range of the Shares; Dividends on the Shares."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES AND OF THE MERGER?

     The sale or exchange of shares pursuant to the offer and the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a shareholder who sells shares for cash pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold or exchanged. See Section 5 -- "Certain U.S. Federal Income Tax Consequences."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call D.F. King & Co., Inc. at (800) 628-8532 (toll free). D.F. King & Co., Inc. is acting as the information agent for our tender offer.

To the Holders of Common Stock of Paravant Inc.:

                                  INTRODUCTION

     Prince Merger Corporation, a Florida corporation (the "Purchaser") and a wholly owned subsidiary of DRS Technologies, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock ("Common Stock"), par value $0.015 per share (the "Shares"), of Paravant Inc., a Florida corporation (the "Company"), at a price of $4.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer of Bear, Stearns & Co. Inc., which is acting as the Dealer Manager, D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), and Mellon Investor Securities LLC which is acting as the Depositary (the "Depositary"). See Section 15 -- "Fees and Expenses."

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). SEE SECTION
13 -- "CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 23, 2002 (the "Merger Agreement"), by and among Parent, Purchaser and the Company pursuant to which, no later than the second business day after the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will thereupon cease. The merger of Purchaser with and into the Company as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the Surviving Corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent) will be cancelled and retired and converted into the right to receive $4.75 per Share, net to the seller in cash (such price, being referred to herein as the "Offer Price"), payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

     The Company has informed Purchaser that, as of October 23, 2002, there were
(i) 17,354,040 Shares issued and outstanding; (ii) outstanding options (including shares to be issued pursuant to the Company's Employee Stock Purchase
Plan) to purchase an aggregate of 3,832,932 Shares under the Company's stock plans; and (iii) outstanding warrants to purchase an aggregate of 165,000 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing, and after giving effect to the exercise of all outstanding options and warrants, Purchaser believes that the Minimum Condition would be satisfied if 10,697,338 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered pursuant to the offer, Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" and Section 12 -- "Plans For the Company." As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into Shares.

     As a condition and inducement to Parent and Purchaser entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Tendering Shareholder"), who hold voting and dispositive power with respect to 3,780,835 Shares (representing approximately 22% of the outstanding Shares), concurrently with the execution and delivery of the Merger Agreement entered into Shareholder Tender and Voting Agreements (the "Shareholder Tender and Voting Agreements"), dated October 23, 2002, with Parent and Purchaser. Pursuant to the Shareholder Tender and Voting Agreements, the Tendering Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. The Board of Directors of the Company has approved the Shareholder Tender and Voting Agreements. See Section 11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements".

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (III) RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Wachovia Securities, Inc. (previously First Union Securities, Inc.), the Company's financial advisor ("Wachovia"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion"), dated October 21, 2002, to the effect that, as of such date, the consideration to be received by the holders of Shares pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to shareholders of the Company with this Offer to Purchase. Shareholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger.

     If Purchaser obtains eighty percent (80%) or more of the outstanding Shares in the Offer, Purchaser will effect the Merger pursuant to the short-form merger provisions of the Florida Business Corporation Act ("FBCA") without obtaining the approval of any other shareholder of the Company. See Section 14 -- "Certain Legal Matters." If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and Purchaser have agreed to vote the Shares purchased in the Offer in favor of the approval and adoption of the Merger Agreement. Under the FBCA, holders of the Shares do not have the right to assert dissenters' rights as a result of the Offer or Merger. See Section
11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER
1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section
4 -- "Withdrawal Rights." The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, November 22, 2002, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the other conditions set forth in Section 13 -- "Certain Conditions of the Offer." If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer or (iv) amend the Offer.

     Subject to the terms of the Merger Agreement, Purchaser may, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that, except as described below, Purchaser will not, without the prior written consent of the Company (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those described in Section 13, (v) waive or change the Minimum Condition or make other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of the Shares, or (vi) except as provided below, extend the Offer beyond the date that is twenty (20) business days after the commencement of the Offer (the "Initial Expiration Date"). Notwithstanding the foregoing, Purchaser may, without the consent of the Company (a) extend the Offer beyond the scheduled Expiration Date, which initially shall be the Initial Expiration Date if, as of such expiration, any of the Offer Conditions (as defined in the Merger Agreement) shall not be satisfied or waived, (b) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, the staff thereof or the Nasdaq National Market applicable to the Offer, (c) extend the Offer for up to ten (10) business days if, as of the scheduled Expiration Date, there shall not have been tendered at least eighty percent (80%) of the outstanding Shares on a fully diluted basis and (d) provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act.

     A Subsequent Offering Period would be an additional period of time from three (3) to twenty (20) business days in length, following the expiration of the Offer, during which shareholders may tender Shares for the Offer Price. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) Purchaser offers the same form and amount of consideration to shareholders in both the initial and subsequent offering period, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

     In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five (5) business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the SEC. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company's consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4 -- "Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights". All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's discretion, which determinations will be final and binding. See Sections 1 -- "Terms of the Offer" and 13 -- "Certain Conditions of the Offer." Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer), Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law, including, without limitation, the HSR Act. See Section 14 -- "Certain Legal Matters."

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 -- "Terms of the Offer" and 13 -- "Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 -- "Withdrawal Rights."

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section
3 -- "Procedures for Tendering Shares" such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a shareholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, except with respect to any Subsequent Offering Period, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i)  such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the "Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

     Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. To prevent backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, a tendering registered holder, or his assignee (in either case, the "Payee"), must provide the Depository with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. If backup withholding applies with respect to a shareholder, the Depository is required to withhold and deposit with the Internal Revenue Service 30%, or other applicable withholding percentage, of any payments made to such shareholder. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a foreign shareholder to qualify as an exempt recipient, the shareholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to the shareholder's exempt status. See Instruction 9 of the Letter of Transmittal

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Except as provided in this Offer to Purchase with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 26, 2002.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3 -- "Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 -- "Procedure for Tendering Shares" any time prior to the Expiration Date or during any Subsequent Offering Period.

     No withdrawal rights will apply to Shares tendered in a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1 -- "Terms of the Offer."

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are sold for cash pursuant to the Offer or converted into the right to receive cash in the Merger (a "Holder"). This discussion is for general informational purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular Holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to Holders who hold Shares as "capital assets" within the meaning of Section 1221 of the Code and may not apply to Holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of Holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker dealers and persons who hold their Shares as a part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. The tax consequences of the Offer and the Merger to Holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such Holder's status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a Holder that, for United States federal income tax purposes, is: (i) an individual who is not a U.S. resident or citizen, (ii) a foreign corporation, (iii) a foreign partnership, or (iv) a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received by the Holders and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold for cash pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of the consummation of the Offer or the Merger, as the case may be. Certain limitations may apply to the use of capital losses.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded through the Nasdaq National Market under the symbol "PVAT". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market based on published financial sources.

                                                              HIGH     LOW
                                                              -----   -----
2000
  Fourth Quarter............................................  $2.94   $1.50
2001
  First Quarter.............................................  $2.06   $1.58
  Second Quarter............................................  $1.95   $1.51
  Third Quarter.............................................  $2.37   $1.12
  Fourth Quarter............................................  $3.15   $1.84
2002
  First Quarter.............................................  $3.55   $2.28
  Second Quarter............................................  $4.36   $2.92
  Third Quarter.............................................  $3.75   $2.20
  Fourth Quarter (through October 23).......................  $3.62   $3.06

     On October 23, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $3.60 per Share. On October 25, 2002, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $4.69 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

     Dividends on the Shares. The Company did not declare or pay any cash dividends during the past two years. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

     Stock Listing. The Shares are traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $5,000,000, stockholders equity of $10,000,000 calculated pursuant to SEC Regulation S-X (which excludes from the calculation any preferred stock with a redemption feature), have two market makers for the shares, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot shareholders, with a market value of at least $15,000,000, have four market makers for the shares, and have a minimum bid price of $3 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000.

     If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company is a Florida corporation with its principal executive offices at 89 Headquarters Plaza North, Suite 1421, Morristown, New Jersey 07960. The telephone number of the Company at such offices is (973) 631-6190. The Company serves the defense and national security industry with a range of electronic commercial off-the-shelf products engineered to meet applications within aircraft support, command and control, communications, radar and signal intelligence. The Company also offers software design, integration services and customization services to modify its standard products to the specific needs of end users. The Company operates its business through its five wholly owned subsidiaries, Paravant Computer Systems, Inc., Engineering Development Laboratories, Incorporated, STL of Ohio, Inc., Tri-Plex Systems Corporation and Catalina Systems Research, Inc.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended September 30, 2001 and September 30, 2000, and the Company's Quarterly Report on Form 10-Q for the nine-months ended June 30, 2002. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                                 PARAVANT INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                    NINE MONTHS
                                                  ENDED JUNE 30,      FISCAL YEAR ENDED SEPTEMBER 30,
                                                 -----------------   ---------------------------------
                                                       2002            2001        2000        1999
                                                 -----------------   ---------   ---------   ---------
                                                   (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Revenues.....................................       $40,063         $51,839     $40,410     $42,279
  Operating income.............................         4,350           3,374       3,387      10,237
  Net earnings.................................         2,139             445       1,584       5,886
  Basic net earnings per share.................           .12             .03         .09         .42
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.................................       $59,740         $61,875     $67,520     $42,973
  Total liabilities............................        24,784          29,387      35,196      10,771
  Shareholders' equity.........................        34,956          32,488      32,324      32,202

     Based on the Company's preliminary results, the Company's revenues for the fiscal year ended September 30, 2002 were approximately $62.1 million, its income from operations was approximately $8.3 million, its net earnings was approximately $4.4 million and its basic and fully diluted earnings per Share were approximately $0.26 and $0.25, respectively. These preliminary results have been prepared by the Company's management and are subject to audit.

     Certain Company Projections. Prior to entering into the Merger Agreement, representatives of Parent conducted a due diligence review of the Company, and in connection with such review received certain projections of the Company's future operating performance. Parent analyzed the information in the projections, certain publicly available information and additional information obtained in Parent's due diligence review of the Company, along with Parent's own estimates of potential cost savings and benefits and its own estimates with respect to certain of the Company's programs. The projections provided to Parent by the Company in connection with a possible acquisition of the Company in May 2002 included, among other things, the following forecasts of the Company's revenues and earnings before interest and taxes (adjusted for cost savings expected to be realized from the elimination of corporate headquarters expenses) (in millions): $58.7 and $8.8 in fiscal 2002; $72.1 and $11.3 in fiscal 2003; $95.5 and $15.9 in fiscal 2004; and $122.7 and $21.4 in fiscal 2005. The financial projections in the Company's recently prepared fiscal 2003 strategic plans, provided to Parent by the Company in September 2002 in connection with the discussions concerning the Offer and the Merger, included, among other things, the following forecasts of the Company's revenues and unadjusted earnings before interest and taxes (in millions): $70.0 and $8.0 in fiscal 2003; $79.9 and $9.6 in fiscal 2004; and $94.4 and $12.0 in fiscal 2005. Both sets of financial projections are based on numerous assumptions including assumptions concerning anticipated expansion of existing contracts, new product introductions, new contracts and other growth opportunities.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, New York 10005.

9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     Parent and Purchaser. Parent is a Delaware corporation with its principal executive offices at 5 Sylvan Way, Parsippany, New Jersey 07054. The telephone number of Parent at such offices is (973) 898-1500. Parent is a leading supplier of defense electronics products and systems. Parent provides high-technology services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. Parent is a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, ruggedized computers, mission recorders and deployable flight incident recorders.

     Purchaser is a Florida corporation newly formed at the discretion of Parent for the purpose of effecting the Offer and the Merger. Parent owns, directly, all of the outstanding capital stock of Purchaser. It is not anticipated that, prior to the consummation of the Offer, Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Purchaser are located at 5 Sylvan Way, Parsippany, New Jersey 07054.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase or Schedule I to this Offer to Purchase, (a) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and
(b) none of Purchaser, Parent, or, to the best knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days.

     Except as provided by the Merger Agreement or as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies).

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or any of their respective affiliates, or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I, has had, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no contacts, negotiations or transactions between Purchaser or Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. None of the persons listed on Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"), of which this Offer to Purchase forms a part. Additionally, Parent is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's shareholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC's public reference facilities in the same manner as set forth above with respect to the Company in
Section 8 -- "Certain Information Concerning the Company."

10.  SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, and expected to be incurred by Parent, is estimated to be approximately $92 million plus any related transaction fees and expenses. Purchaser will acquire all such funds from Parent, which intends to obtain funds from generally available corporate funds, as well as in accordance with the terms of a Credit Agreement, dated as of September 28, 2001 (the "Credit Agreement"), by and among Parent as borrower, the lenders referred to therein, Wachovia Bank, N.A. (formerly known as First Union National Bank) as administrative agent (the "Administrative Agent"), TD Securities (USA) Inc. as syndication agent and Mellon Bank, N.A. as documentation agent, as amended. Pursuant to the Credit Agreement, the lenders therein have made available to Parent a $240,000,000 credit facility, consisting of a $100,000,000 revolving credit commitment and a $140,000,000 term loan commitment. Under the terms of the Credit Agreement, the consummation by Purchaser of the Offer and the Merger would not be permitted unless, among other things, the approval of a majority of the lenders thereunder is first obtained. On October 27, 2002, Parent entered into a Commitment Letter (the "Commitment Letter") with the Administrative Agent and certain of its affiliates, including Wachovia Securities, Inc., pursuant to which such parties have agreed (i) to seek a waiver of, or an amendment to, the provisions in the Credit Agreement that prohibit the consummation of the Offer and the Merger by Purchaser or (ii) alternatively, to enter into a replacement credit facility (the "Replacement Facility") which would permit the consummation of the Offer and the Merger by Purchaser.

     The Credit Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions generally found in similar agreements. In particular, the revolving loan component of the credit facility has a termination date of the earliest of (a) September 30, 2006, (b) such date chosen by Parent in accordance with the provisions of the Credit Agreement concerning permanent reduction of the revolving credit commitment or
(c) such date chosen by the Administrative Agent in accordance with its remedies under the Credit Agreement. The term loan component of the credit facility has a maturity date of the first to occur of (a) September 30, 2008 or (b) the date of termination set by the Administrative Agent in accordance with its remedies under the Credit Agreement. Parent has the ability to choose between (i) a base rate consisting of Wachovia, N.A.'s prime rate or the Federal Funds Rate (as defined in the Credit Agreement) plus 1/2 of 1%, or (ii) a standard LIBOR Rate (as defined in the Credit Agreement), plus the respective applicable margin provided for (i) and (ii) within the Credit Agreement. This credit facility is secured by all of the personal property, books and records and proceeds of Parent and certain of its subsidiaries.

     The Replacement Facility, as contemplated by the Commitment Letter, contains material terms substantially similar to the existing Credit Agreement; provided, however, the Replacement Facility would permit the consummation of the Offer and the Merger and would increase the term loan commitment up to $213,600,000.

     Parent intends to repay any amounts borrowed under the Credit Agreement or the Replacement Facility through internally generated free cash flows or through a refinancing.

     In the event that Parent is unable to borrow sufficient funds to allow Purchaser to consummate the Offer and the Merger pursuant to the Commitment Letter, Parent intends to seek to refinance its indebtedness through an alternative replacement credit facility.

     Wachovia, the Company's financial advisor in connection with the Offer and Merger, is the Lead Arranger and Book Manager under the Commitment Letter.

     This summary is not a complete description of the terms and conditions of the Credit Agreement and the Commitment Letter, and is qualified in its entirety by reference to the full text of the Credit Agreement and the Commitment Letter, respectively, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

     Because (i) the only consideration in the Offer and Merger is cash, (ii) the Offer is to purchase all outstanding Shares, (iii) there is an absence of a financing condition and (iv) the amount of consideration payable in relation to the financial capacity of Parent and its affiliates is not considered excessive, Purchaser believes the financial condition of Purchaser is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

                            BACKGROUND OF THE OFFER

     The following information was prepared by Parent and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

     Parent continually explores and conducts discussions with regard to acquisitions and other strategic corporate transactions that are consistent with its corporate strategies.

     Mr. Mark S. Newman, Parent's Chairman of the Board, President and Chief Executive Officer, and Mr. William R. Craven, the Company's President and Chief Executive Officer, are acquainted and have had periodic informal discussions over several years about their respective businesses and operations and the potential for strategic alliances.

     On an ongoing basis, the Company's Board of Directors evaluates the Company's financial performance against the Company's business plan and strategic alternatives. In October 1999, the Company announced that it had engaged Wachovia as its financial advisor to explore strategic alternatives to enhance shareholder value.

     In late 1999, following an indication of interest from a third party, the Company's Board of Directors authorized management to initiate discussions with the third party regarding a possible strategic transaction with the Company. These discussions were terminated in early 2000 after the Company and the third party were unable to negotiate a mutually acceptable transaction.

     In the early 2001, a third party contacted the Company about the possibility of a strategic transaction, but after preliminary discussions, the Company determined that the valuation range did not meet the expectations of the Company's Board of Directors and discussions were terminated in May 2001.

     In January 2002, another third party contacted the Company about a possible transaction, and after a preliminary meeting in February 2002 the Company's management proposed to the Company's Board of Directors that it consider launching a process for a strategic transaction.

     On March 21, 2002, the Company's Board of Directors approved a process for seeking and considering proposals for transactions involving the merger or sale of the entire Company, which process was to be managed by Wachovia. In connection with the sale process, Wachovia prepared a Confidential Information Memorandum in April 2002 and contacted 15 companies which Wachovia and the Company believed, based on a variety of factors, might be interested in acquiring the Company. Wachovia delivered copies of the

Confidential Information Memorandum to eight of these companies, including Parent, that expressed an interest in receiving it.

     On April 17, 2002, Parent was contacted by Wachovia in connection with this process and on April 24, 2002, Parent and the Company executed a confidentiality agreement in order to facilitate the disclosure of confidential business information for the purpose of evaluating the acquisition of the Company. For a summary of certain provisions of the confidentiality agreement, see below in this Section 11.

     Of the parties contacted by Wachovia in connection with the process, three companies, including Parent, expressed interest in submitting bids to acquire the Company in May 2002. Prior to conducting due diligence, on May 20, 2002, Parent submitted a non-binding, preliminary indication of interest to the Company at a range between $4.00 and $5.00 per Share, subject to satisfactory due diligence, Parent Board approval and other customary conditions. The three prospective bidders were provided with access to the Company's senior management during May and June 2002 for a detailed presentation regarding the Company's business and operations. In late May 2002 the Company established a data room containing certain business, operational and financial information in order to make those materials available to any party interested in the Company. On May 28, 2002 representatives of Parent attended a presentation by the Company's management with respect to its business and operations.

     In June 2002, based on the expressed interest of several potential bidders during the process, the Company's management requested that Wachovia explore the possible separate sale of certain of the Company's business units. On June 27, 2002, the Company's Board of Directors authorized Wachovia to contact an additional five potential strategic buyers regarding a sale of the entire Company and to contact three potential buyers regarding a separate sale of certain of the Company's business units. Wachovia contacted these potential buyers, distributing one additional Confidential Information Memorandum regarding the sale of the entire Company. None of the potential buyers of any of the Company's business units expressed interest in a separate purchase of a business unit. The Company also responded to a previously unidentified potential buyer of a business unit in July 2002.

     Parent did not ultimately submit a final bid to acquire the Company as it was primarily engaged in exploring the possibility of another acquisition. In August 2002, due to the lack of formal offers to acquire the entire Company, the Company's Board of Directors decided to terminate the process of exploring a sale for the Company.

     Throughout the summer of 2002, Parent continued to explore the possibility of another acquisition. On September 19, 2002, a representative of Bear Stearns contacted Mr. Craven to inquire whether the Company was still interested in exploring a negotiated transaction and expressed its view that Parent might be interested in a possible acquisition of the Company. Mr. Craven offered to provide certain additional financial information, including updated forecasts with respect to certain programs, to Parent and its representatives. On September 20, 2002, Mr. Newman and Mr. Craven discussed, by telephone, the possibility of an acquisition of the Company by Parent. Mr. Craven noted his expectation that Parent's valuation should be at the high end of the range indicated in Parent's May 20, 2002 preliminary indication of interest. Mr. Newman indicated that Parent might be willing to affirm its valuation of the Company if it were able to confirm certain assumptions during due diligence. Beginning on or about September 30, 2002, Parent conducted two weeks of due diligence.

     On September 24, 2002, Mr. Craven and Mr. James E. Clifford, Vice President of Mergers and Acquisitions of the Company, met at Parent's facilities and discussed Parent's valuation of the Company with Mr. Newman and other representatives of Parent's management team. The parties discussed an acquisition of the Company utilizing cash and stock alternatives within a range of $4.00-$5.00 per Share. More specifically, Mr. Newman indicated that he would be prepared to recommend an acquisition price of either $4.50 per Share in cash or $5.00 per Share in Parent common stock subject to a so-called "collar" arrangement with respect to the trading range of Parent's common stock.

     Over the next two weeks, representatives of Parent and the Company's management teams held several meetings to discuss the proposed acquisition and certain operational issues.

     On September 26, 2002, the Company's Board of Directors met with the Company's management, Wachovia and a representative of its outside legal counsel, Holland & Knight LLP ("Holland & Knight"), to discuss these proposals from Parent. Wachovia reviewed with the Board the terms of the proposals and the valuation methodologies it expected to use in evaluating the consideration to be received under the proposals. Holland & Knight discussed with the Board its fiduciary responsibilities in connection with the proposals. The Board engaged in a detailed discussion regarding the proposals and authorized management and its advisors to continue to negotiate with Parent with respect to the proposals, and shortly thereafter, Mr. Craven indicated to Parent that a proposal involving the use of Parent common stock would be preferable.

     On October 2, 2002, Parent's counsel delivered drafts of the Merger Agreement and Shareholder Tender and Voting Agreements to the Company's counsel. Over the next several weeks, counsel engaged in discussions regarding the terms of the Merger Agreement.

     On October 3, 2002 and October 9, 2002, the Company's Board of Directors met to discuss the status of the negotiations with Parent. At each meeting the Board discussed with its legal advisors and Wachovia the terms and structure of the proposed transaction and the importance of a price protection floor with respect to Parent's common stock below which either the consideration received by the Company's shareholders would be converted to cash or the Company would have a right to terminate the Merger Agreement. After lengthy discussion at each meeting, the Board authorized continued negotiations with Parent.

     During October 2002, coincident with a decrease in the stock prices of defense companies generally, Parent common stock began trading at a range that was below the collar proposed to the Company. Accordingly, Mr. Newman and Mr. Craven concluded that it would be preferable for both parties to proceed on the basis of an all-cash deal. They concluded that each would recommend to their respective Board of Directors the acquisition of the Company for cash at a price of $4.75 per Share. In connection with agreeing to recommend the cash alternative, Mr. Newman required that Mr. Craven use his best efforts to provide for the rescission of certain severance payments which would otherwise have been payable to Messrs. Craven, Richard P. McNeight, President of Paravant Computer Systems, Inc., a subsidiary of the Company, and Krishan K. Joshi, the Company's Chairman.

     On October 17, 2002, the Board of Directors of Parent held a meeting at which they discussed a number of factors concerning the potential acquisition of the Company and considered certain business, operational and financial information concerning the Company. At the meeting, representatives of Bear Stearns made a detailed presentation to the Board of Directors concerning the preliminary financial analysis of the Company and certain synergies that could result from an acquisition. Bear Stearns responded to inquiries from the Board of Directors as to specific aspects of their review and the remaining analysis that Bear Stearns was still undertaking.

     On October 17, 2002, the Company's Board of Directors held a special meeting at which representatives of Wachovia gave a detailed preliminary presentation regarding valuation, valuation methodology, comparable transactions, and the factors considered in connection with its rendering of a fairness opinion. In addition, a representative of Holland & Knight, the Company's legal counsel, reviewed with the Board in detail the main legal principles, including the Board's fiduciary duties, applicable to the proposed Merger Agreement, the Merger, and the Board's recommendation that the shareholders of the Company accept the Offer. The Board authorized management to negotiate a definitive agreement with Parent and present the same to the Board as soon as it was available.

     On October 22, 2002, the Company's Board of Directors held a special meeting at which representatives of Wachovia and Holland & Knight reviewed in detail the principal terms of the proposed Merger Agreement and related agreements. Representatives of Wachovia then delivered its oral opinion to the Board of Directors, confirmed in writing as of October 21, 2002, that, based upon and subject to various considerations, as of October 21, 2002, the Offer Price proposed to be paid in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares.

     After further deliberation, the Company's Board of Directors unanimously determined that each of the Offer, the Merger Agreement and the Merger are advisable and fair to, and in the best interests of the

Company and its shareholders; approved the Offer, the Merger Agreement, the transactions contemplated thereby, including the Merger and the Shareholder Tender and Voting Agreements; and resolved to recommend that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer, and vote in favor of adoption and approval of the Merger Agreement and approval of the Merger (if such approval would be required by applicable law).

     On October 22, 2002, the Board of Directors of Parent held a special meeting at which representatives of Bear Stearns delivered an oral opinion to the Board of Directors, confirmed in writing as of October 22, 2002, that, based upon and subject to the various considerations, assumptions and conditions contained in its opinion, the purchase price paid in the Offer and Merger is fair, from a financial point of view, to Parent. After further discussion and deliberation, the Parent's Board of Directors unanimously determined that each of the Offer, the Merger Agreement, the Shareholder Tender and Voting Agreements and the Merger are advisable and fair to, and in the best interests of Parent; and approved the Offer, the Merger Agreement, and the transactions contemplated thereby, including the Merger.

     Following final negotiations over the terms of the Merger Agreement, the Merger Agreement was executed on October 23, 2002 and on October 24, 2002 the execution of the Merger Agreement was announced in separate press releases by the Company and Parent.

                      PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     If the Merger is consummated, Parent will have acquired 100% of the common equity interest in the Company and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See
Section 12 -- "Plans for the Company." Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 31.9% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

     Under the FBCA, holders of the Shares do not have the right to assert dissenters' rights as a result of the Offer or the Merger.

                                MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 -- "Certain Information Concerning the Company."

Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and as promptly as reasonably practicable after the date of the Merger Agreement and that, upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 13 -- "Certain Conditions of the Offer," Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not (i) decrease the price per Share payable in the Offer, (ii) reduce the maximum number of Shares sought to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those described in Section 13, or (v) waive or change the Minimum Condition or make other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of the Shares. Purchaser may, without the consent of the Company (a) extend the Offer beyond the Initial Expiration Date if, as of such expiration, any of the Offer Conditions shall not be satisfied or, to the extent permitted, waived, (b) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, the staff thereof or Nasdaq National Market applicable to the Offer, (c) extend the Offer for a period not to exceed ten (10) business days if, as of the scheduled Expiration Date, there shall not have been tendered at least eighty percent (80%) of the outstanding Shares, and
(d) provide a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

     The Merger. The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof (i) Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, (ii) the Company shall be the successor or surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions: (i) the Company shareholders' approval shall have been obtained; provided that Parent may not assert this condition if it fails to vote all Shares held by it or Purchaser in favor of the Merger and the Company may not assert this condition if it fails to comply with its obligation under the Merger Agreement to, among other things, call and hold a meeting of its shareholders and distribute proxy materials, if such actions are required under applicable laws to consummate the Merger, (ii) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (a) is in effect and (b) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its subsidiaries, on a combined basis with the Company and its subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order), (iii) Parent or Purchaser shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and Purchaser's obligation to effect the Merger if Parent or Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement, and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

     At the Effective Time of the Merger (i) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer, (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, Purchaser or any wholly owned subsidiary of Parent, Purchaser or the Company will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser which satisfies the Minimum Condition pursuant to the

Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (after giving effect to the directors to be designated by Parent) multiplied by the percentage that the aggregate number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company shall, upon Parent's request, promptly increase the size of the Company's Board of Directors or use its reasonable best efforts to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's Board of Directors. If Parent's designees are appointed or elected to the Company's Board of Directors as set forth above, until the Effective Time the Company and Parent shall use reasonable efforts to have at least two (2) members of the Company's Board of Directors who are directors on the date of the Merger Agreement and who are neither officers of the Company nor designees of Parent. Following the election or appointment of Parent's designees and until the Effective Time, the approval of a majority of the directors then in office who were neither designated by Parent nor employed by the Company shall be required to authorize any amendment of the Merger Agreement or the Company's articles of incorporation and bylaws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent, any waiver of any of the Company's rights under the Merger Agreement or any action as to which consent or agreement of the Company is required under the Merger Agreement. The Company's obligations with respect to this section of the Merger Agreement are subject to Section 14(f) of the Exchange Act and Rule 14f-1 General Rules and Regulations under the Exchange Act.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger (i) duly call, give notice of, convene and hold a special meeting of its shareholders and submit the Merger Agreement to a vote of its shareholders, (ii) prepare and file with the SEC a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement which shall comply as to form with all applicable legal requirements and which shall include all information concerning the Company, Parent and Purchaser required to be set forth therein pursuant to the Exchange Act, (iii) file a definitive form of the Proxy Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate and shall distribute the definitive Proxy Statement to the Company's shareholders in accordance with applicable legal requirements, and (iv) take all such other reasonable action necessary or appropriate to obtain the lawful approval of the Merger Agreement by the Company's shareholders, including soliciting from holders of Shares proxies in favor of the adoption and approval of the Merger and the transactions contemplated hereby.

     The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

     The Merger Agreement further provides that in the event that Parent, Purchaser and any other subsidiaries of Parent shall acquire in the aggregate at least 80% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to the terms and conditions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with the FBCA.

     Company Option Plans. The Merger Agreement provides that as of the Effective Time, each employee stock option, stock equivalent right or right to acquire Shares granted under the Company's Incentive Stock Option Plan, as amended June 4, 1999, the Company's Stock Incentive Plan or the Non-employee Directors' Stock Plan, as amended August 30, 2001, that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled in exchange for a single lump sum cash payment, to be paid by the Surviving Corporation as soon as practicable following the Effective Time upon its receipt of a release or other documentation by the holder of such Company option reasonably satisfactory to the Parent and the Surviving Corporation, equal to the product of (i) the number of Shares subject to such Company option and (ii) the excess, if any, of the Offer Price per Share at the Effective Time over the exercise price per share of such Company option.

     Warrants. All warrants to purchase shares of Company common stock outstanding as of the Effective Time shall be cancelled in exchange for a single lump sum cash payment to be paid by the Surviving Company as soon as practicable following the Closing to the holder of such warrant upon receipt by Parent of a release or other documentation by the holder of such warrant reasonably satisfactory to Parent relinquishing any right or benefit under the terms of the warrant or any obligation on the part of Parent, Purchaser or Company after the Effective Time equal to the product of (i) the number of Shares subject to such warrant and (ii) the excess, if any, of the Merger Consideration for a Share at the Effective Time over the exercise price per Share of such warrant.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement or (ii) as agreed to in writing by Parent, after the date of execution of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent have been elected to and shall constitute a majority of the Company's Board of Directors the Company shall, and shall cause each of its subsidiaries to, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of the Company's key employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, without limiting the generality of the foregoing, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except as set forth on the Company's budget delivered to Parent prior to the execution of the Merger Agreement, the Company shall not do, and shall not permit its subsidiaries to do, any of the following:

          (a) enter into any new line of business material to it and its subsidiaries taken as a whole;

          (b) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than dividends or distributions paid by wholly owned subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company);

          (c) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (d) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company common stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms (including cashless exercises);

          (e) cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than acquisitions of inventory and other assets in the ordinary course of business consistent with past practices;

          (g) enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units if such entry would (A) present a material risk of delaying the Merger or make it more difficult to obtain any Necessary Consent required under the terms of the Merger Agreement or (B) require a consent of the other party thereto to consummate the Merger;

          (h) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company or any of its Subsidiaries, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts which have been made available to Parent prior to the date hereof, or (B) sales or dispositions of inventory and other tangible current assets in the ordinary course of business consistent with past practices;

          (i) make any loans, advances or capital contributions to, or investments in, any other person, other than loans or investments by the Company or one of its subsidiaries to or in the Company or one of its wholly owned subsidiaries;

          (j) except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting;

          (k) make or change any material Tax election;

          (l) settle any material claim (including any Tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

          (m) except as required by Legal Requirements or Contracts currently binding on the Company or its subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer or director of the Company or any of the Company's Key Employees or materially increase the foregoing with respect to employees of the Company and its subsidiaries generally, (2) make any increase in, or commitment to increase, any Company benefit plan (including any severance plan), adopt or amend, or make any commitment to adopt or amend, any Company benefit plan or make any contribution, other than regularly scheduled contributions, to any Company benefit plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or restricted stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Company employee, (5) make any material oral or written representation or commitment with respect to any material aspect of any Company benefit plan that is not materially in accordance with the existing written terms and provision of such Company benefit plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any person (including any Company employee), or (7) enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

          (n) subject Parent or the Surviving Corporation or any of their respective subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

          (o) enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material Intellectual Property owned by Parent or any of its subsidiaries;

          (p) enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to such party, other than any modification, amendment or termination of any such Company material contract in the ordinary course of business consistent with past practice;

          (q) (i) incur any Indebtedness, except for Indebtedness for borrowed money under the Company's existing credit facilities or replacement credit facilities in an aggregate amount not materially larger than the Company's existing credit facilities, or (ii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date of the Merger Agreement;

          (r) write up, write down or write off the book value of any assets other than in the ordinary course of business or otherwise not in excess of two million dollars ($2,000,000);

          (s) take any action to render inapplicable, or to exempt any third party from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, except to the extent that the Company would be permitted to change the recommendation of the Company's Board of Directors that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirement, approve and adopt the Merger Agreement and the Merger; or

          (t) agree in writing or otherwise to take any of the actions described above.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to immediately terminate, and cause each of its subsidiaries and its and their representatives to immediately terminate, all activities, discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. For purposes of the Merger Agreement an "Acquisition Proposal", with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d)(3) of the Exchange Act) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company. Except as provided below, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, the Company is not permitted, and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents, to directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of the restrictions upon the Company's activities in the Merger Agreement, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or any transaction contemplated thereby.

     Notwithstanding the foregoing, prior to the acceptance of a majority of the then outstanding Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated as of April 24, 2002 entered into between Parent and the Company (the "Confidentiality Agreement"), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if (x) the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined below), (y) the Company's Board of Directors concludes in good faith, following consultation with its outside legal counsel, that there is a reasonable possibility that the failure to take such actions would result in a breach of its fiduciary obligations under applicable legal requirements, and (z) the Company has given a written notice to Parent with respect to the Superior Offer as required pursuant to the Merger Agreement. The Merger Agreement further provides that for a period of not less than three
(3) business days after Parent's receipt from the Company of each such notice with respect to a Superior Offer, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise the Merger Agreement so that the Acquisition Proposal that constituted a Superior Offer no longer constitutes a Superior Offer.

     For purposes of the Merger Agreement, a "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Offer and the Merger and is reasonably capable of being consummated

     Neither the Company's Board of Directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the Company's Board of Director's recommendation that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirements, approve and adopt the Merger Agreement and the Merger. Notwithstanding the foregoing, the Company's Board of Directors may (A) withhold or withdraw its recommendation that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirements, approve and adopt the Merger Agreement and the Merger in response to the receipt of a Superior Offer, and (B) recommend that its shareholders accept a tender or exchange offer in the case of a Superior Offer that is a tender or exchange offer made directly to its shareholders, if in the case of (A) or (B) all of the following conditions are met:

          (i) Purchaser shall not yet have accepted a majority of the then outstanding Shares in the Offer;

          (ii) the Company shall have (A) provided to Parent written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to change the recommendation of the Company's Board of Directors that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirement, approve and adopt the Merger Agreement and the Merger; and the manner in which it intends to do so, and (B) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer;

          (iii) the Company's Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, there is a reasonable possibility that failure to change the recommendation of the Company's Board of Directors that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirement, approve and adopt the Merger Agreement and the Merger would result in a breach of fiduciary obligations of the Company's Board of Directors to its shareholders under applicable Legal Requirements; and

          (iv) the Company shall not have breached in any material respect certain provisions as set forth in the Merger Agreement with respect to Acquisition Proposals.

     Indemnification and Insurance. The Merger Agreement provides that for a period of six (6) years after the Effective Time, Parent shall indemnify and hold harmless the Company's directors and officers immediately prior to the Effective Time to the fullest extent permitted under applicable Legal Requirements, with respect to all actions or omissions by them prior to the Effective Time in their capacities as officers or directors of the Company or any of its subsidiaries (including with respect to all acts or omissions by them in their capacities as officers or directors of the Company or any of its subsidiaries in connection with the adoption and approval of the Merger Agreement and the transactions contemplated thereby).

     The Merger Agreement also provides that from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time, subject to applicable Legal Requirements. The articles of incorporation and bylaws of the Surviving Corporation are required to contain provisions with respect to exculpation and indemnification that are at least as favorable to such indemnified parties as those contained in the articles of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Legal Requirements.

     Parent or the Surviving Corporation will maintain in effect for the benefit of the Company's current directors and officers liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date of the Merger Agreement on terms no less favorable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium paid by the Company as of the date of the Merger Agreement for such coverage (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred percent (200%) of such annual premium).

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, subsidiaries, capital structure, authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement (the "Transactions"), the vote of its shareholders required to approve the Transactions, consents and approvals necessary to consummate the Transactions, public filings, financial statements, conduct of the Company's business, taxes, intellectual property, compliance with applicable laws, permits, litigation involving the Company, brokers that may be entitled to any fees from the Company, potential conflicts of interest among the Company, the Company subsidiaries, and any of their affiliates, employee benefit plans, environmental matters, the Company's contracts, the information to be made in the Company's public disclosure with respect to the Transactions, approvals by its Board of Directors, the opinion of the Company's financial advisor, and actions taken with respect to takeover statutes.

     Pursuant to the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, brokers that may be entitled to any fees from Parent or Purchaser, the information in Parent's and Purchaser's public disclosure to be made with respect to the Transactions, and funding for the Offer.

     Company and Parent representations are generally qualified as to "Material Adverse Effect." For purposes of the Merger Agreement, the term "Material Adverse Effect" means any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could be reasonably expected to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries or (ii) materially impede the consummation of the transactions contemplated by the Merger Agreement, including the Offer, in accordance with the terms thereof and applicable Legal Requirements excluding with respect to clauses (i) and (ii) Effects (A) generally affecting the industry in which such entity and its subsidiaries operate or arising from changes in general business or economics conditions, or (B) affecting the securities markets generally.

     Termination Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company:

          a.  by mutual written consent of Parent and the Company; or

          b. by either the Company or Parent, if as a result of any of the Offer Conditions being incapable of being satisfied the Offer shall have expired without any Shares being purchased pursuant thereto; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; or

          c. by either the Company or Parent, if the Offer has not been consummated on or before April 30, 2003; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date; or

          d. by either the Company or Parent, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which order, decree, ruling or other action is final and nonappealable; or

          e. by Parent, if a Company Triggering Event shall have occurred. For the purposes of the Merger Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Company's Board of Directors shall have for any reason changed its recommendation that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirements, approve and adopt the Merger Agreement and the Merger, (ii) the Company shall have failed to include in the Proxy Statement or the Schedule 14D-9 the Company's Board of Directors' recommendation that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and, if required by Legal Requirement, approve and adopt the Merger Agreement and the Merger, (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation within three (3) calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent, and (A) the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer or (B) such tender or exchange offer shall result in such Person beneficially owning fifty percent (50%) or greater of the Company's outstanding equity securities, or (vi) any person unaffiliated with Parent shall beneficially own twenty-five percent (25%) or more of the Company's outstanding equity securities; or

          f. by the Company, (i) if Purchaser or Parent shall have materially breached any of their respective covenants, obligations or other agreements under the Merger Agreement, or (ii) if the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of the Merger Agreement and as of the expiration of the date of termination of the Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Purchaser prior to or on the date which is thirty (30) calendar days immediately following written notice by the Company to Parent of such breach or failure to perform; or

          g. by Parent, (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under the Merger Agreement, or (ii) if the representations and warranties of the Company set forth in Merger Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of Merger Agreement and as of the expiration of the date of termination of Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is thirty (30) calendar days immediately following written notice by Parent to the Company of such breach or failure to perform.

     If Parent shall have terminated the Merger Agreement pursuant to clause b. above or clause c. above, the Company shall pay Parent a fee equal to four million dollars ($4,000,000) in immediately available funds (the "Company Termination Fee"); provided, that (A) such payment shall be made only if following the date of the Merger Agreement and prior to the termination of the Merger Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and (1) within nine (9) months following the termination of the Merger Agreement an Acquisition is consummated or (2) within nine (9) months following the termination of the Merger Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition is consummated within eighteen (18) months of the termination of the Merger Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition.

     For purposes of the Merger Agreement, "Acquisition" means any of the following transactions (other than the transactions contemplated by the Merger Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of then outstanding shares of capital stock of the Company.

     If Parent shall have terminated the Merger Agreement pursuant to clause e. above, the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent the Company Termination Fee.

     If (A) the Merger Agreement is terminated by Parent or the Company, as applicable, pursuant to clause b. above or clause c. above and following the date hereof and prior to the termination of the Merger Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company, or (B) the Merger Agreement is terminated by Parent pursuant to clause e. above, then the Company shall pay Parent promptly and from time to time (as applicable), an amount equal to Parent's documented or documentable out-of-pocket expenses (including attorneys', accountants' and financial advisors' fees and any fees incurred by Parent in connection with the filing of the Schedule TO or the proxy statement with the SEC and the filing of the Notification and Report Forms with the FTC and DOJ under the HSR Act and any premerger notification and reports forms under similar applicable legal requirements of other jurisdictions, in each case pursuant to the Merger Agreement), but which amount shall in no event exceed one million dollars ($1,000,000).

                    SHAREHOLDER TENDER AND VOTING AGREEMENTS

     The following is a summary of certain provisions of the Shareholder Tender and Voting Agreements dated as of October 23, 2002 by and among Parent, Purchaser and each of Krishan K. Joshi, Vicky M. Joshi and UES Inc., William K. Craven, Richard P. McNeight, James E. Clifford and C. Hyland Schooley (each referred to as a "Tendering Shareholder" and collectively as the "Tendering Shareholders"). The Tendering

Shareholders include directors and executive officers of the Company or its subsidiaries (or relatives of, or entities controlled by, such persons) and have voting and dispositive power with respect to an aggregate of 3,780,835 Shares (the "Subject Shares") representing approximately 22% of the Shares outstanding on the date of the Merger Agreement. The summary is qualified in its entirety by reference to the Shareholder Tender and Voting Agreements, which are incorporated herein by reference and copies of which have been filed with the SEC as exhibits to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Shareholder Tender and Voting Agreements.

     As a condition to the willingness of Parent to enter into the Merger Agreement, and as inducement and in consideration therefor, each Tendering Shareholder has entered into a Shareholder Tender and Voting Agreement. The Tendering Shareholders include certain directors and officers of the Company.

     Each Tendering Shareholder has also agreed that unless the Shareholder Tender and Voting Agreement is terminated as stated below, (i) each Tendering Shareholder shall tender the Subject Shares to Purchaser in the Offer no later than the tenth Business Day following the commencement of the Offer, and (ii) each Tendering Shareholder shall not withdraw any Subject Shares tendered unless the Offer is terminated or has expired without Parent purchasing all Shares tendered in the Offer. Each Tendering Shareholder has agreed that, prior to the termination of the Shareholder Tender and Voting Agreement pursuant to its terms, they will not (i) transfer, assign, sell, tender, gift-over, pledge, encumber or otherwise dispose of ("Transfer"), any or all of the Subject Shares or any right or interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer, (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares, (iv) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Tendering Shareholder's obligations under the Shareholder Tender and Voting Agreements.

     (a) Each Tendering Shareholder has agreed that it shall not, nor shall it permit any of its affiliates to, nor shall such Tendering Shareholder act in concert with or permit any of its affiliates to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Shares in connection with any vote or other action on any matter, other than to recommend that shareholders of the Company accept the Offer, tender their Shares in the Offer, vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by the Shareholder Tender and Voting Agreements. Each Tendering Shareholder has agreed that it shall not, nor shall it permit any of its affiliates to, nor shall such Tendering Shareholder act in concert with or permit any of its affiliates to act in concert with any person to, deposit any Shares in a voting trust or subject any Shares to any arrangement or agreement with any person with respect to the voting of such Shares. Each Shareholder has also agreed that it shall not, and shall direct its representatives not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than Parent, relating to any Acquisition Proposal.

     Each Tendering Shareholder has granted Parent an irrevocable proxy with respect to the voting of such Subject Shares in favor of the Merger and other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof).

     Each Tendering Shareholder has made certain representations and warranties in the Shareholder Tender and Voting Agreements, including with respect to (i) being the lawful owner of the Subject Shares, (ii) the authority to enter into and perform the obligations under the Shareholder Tender and Voting Agreements and the absence of required consents (except for filings under the HSR Act and the Exchange Act) and statutory or contractual conflicts or violations, and
(iii) the absence of liens or any other encumbrances with regard to the Subject Shares.

     The Shareholder Tender and Voting Agreements, and all rights and obligations of the parties thereto, shall terminate upon the earliest to occur of (i) the mutual consent of Parent and each individual Tendering

Shareholder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms. Termination of the Shareholder Tender and Voting Agreements shall not prevent any party thereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of the Shareholder Tender and Voting Agreements.

     Each Tendering Shareholder has entered into a Shareholder Tender and Voting Agreement solely in his, her or its capacity as a record and beneficial owner of the Subject Shares, and, if applicable, nothing therein shall limit or affect any actions taken in his, her or its capacity as an officer or director of the Company.

                           CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement, dated as of April 24, 2002 (the "Confidentiality Agreement"), between the Company and Parent. The following summary of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

     Under the Confidentiality Agreement, the Company agreed to furnish certain confidential information (the "Confidential Evaluation Material") concerning its business, operational and financial condition to Parent and its representatives in connection with Parent's evaluation of a possible transaction with the Company. Parent agreed that it would use the Confidential Evaluation Material solely for the purpose of evaluating a possible transaction between itself and the Company, and that Parent, its representatives, and anyone to whom Parent disclosed the Confidential Evaluation Material as permitted under the Confidentiality Agreement would keep such information confidential, unless such information was publicly available, already known to Parent or becomes available to Parent on a non-confidential basis from another source. Parent agrees to be held responsible for any breach of the Confidentiality Agreement by its officers, directors, advisors, employees, and/or affiliates or any of its representatives. If Parent becomes legally compelled by deposition, subpoena, or other governmental action to disclose any of the confidential information covered by the Confidentiality Agreement, Parent will give Company prompt prior written notice and will cooperate with the Company if it seeks to obtain a protective order concerning such confidential information.

     The Company and Parent agreed that for a period of two (2) years from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates would, without obtaining the Company's prior written consent, solicit for employment any officer or management employee of the Company.

     Until the expiration of two (2) years from the date of the Confidentiality Agreement, Parent agreed not to, without the prior written approval of the Company's Board of Directors, (i) acquire or agree to acquire or make any proposal to acquire directly or indirectly any of the Company's securities or property; (ii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote or to influence any other person's voting of the Company's securities; (iii) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with regard to the Company's voting securities; or (iv) otherwise act alone or in concert with others, directly or indirectly, to control, advise, or influence the management, Board of Directors, or policies of the Company.

     Parent agreed to take all precautions with regard to protecting any Confidential Evaluation Material. Upon the Company's request, Parent agreed to return all written information provided by the Company and to destroy all materials prepared by Parent based on the Confidential Evaluation Material.

12.  PLANS FOR THE COMPANY

     Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser which satisfies the Minimum Condition pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (after giving effect to the directors to be designated by Parent) multiplied by the percentage that the aggregate number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company shall, upon Parent's request, promptly increase the size of the Company's Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's Board of Directors. If Parent's designees are appointed or elected to the Company's Board of Directors as set forth above, until the Effective Time the Company and Parent shall use reasonable efforts to have at least two (2) members of the Company's Board of Directors who were directors on the date of the execution of the Merger Agreement and who are neither officers of the Company nor designees of Parent. Following the election or appointment of Parent's designees and until the Effective Time, the approval of a majority of the directors then in office who were neither designated by Parent nor employed by the Company shall be required to authorize any amendment of the Merger Agreement or the Company's articles of incorporation and bylaws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent, any waiver of any of the Company's rights under the Merger Agreement or any action as to which consent or agreement of the Company is required under the Merger Agreement. See Section
11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements." The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled Expiration Date (i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist (capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement):

          (a) there shall have been instituted or be pending, by any Governmental Entity or any other Person or threatened by a Governmental Entity, any suit, action or proceeding against Parent, Purchaser or the Company challenging or seeking (i) to make illegal, restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or Purchaser, or the consummation of the Merger, (ii) to prohibit or limit materially the ownership or operation by the Company, Parent, Purchaser or any of their affiliates of all or any material portion of the business or assets of the Company, Parent or any of their affiliates, or compel the Company, Parent or any of their affiliates to effect an Action of Divestiture, (iii) to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (iv) to require divestiture by Parent or Purchaser of any Shares; or (v) which otherwise seeks damages or relief which could reasonably be expected to have a Material Adverse Effect on Parent or the Company;

          (b) there shall have been entered, enforced, enacted or deemed applicable to (A) Parent, Purchaser or the Company or (B) the Merger Agreement, the Offer or the Merger, in any case, any statute, rule, regulation, legislation, judgment, order, injunction or decree by any Governmental Entity or any other Person that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) a Company Triggering Event shall have occurred;

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of the Merger Agreement and the expiration of the Offer (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

          (e) the Company shall have materially breached any covenant, obligation or other agreement to be performed or complied by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

          (g) any of the following shall have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement or material worsening of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any terrorist activities which materially and adversely affects Parent, Purchaser or the Company or the ability of financial institutions in the United States to extend credit or syndicate loans, (4) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions, or (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

          (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (i) any party to the Shareholder Tender and Voting Agreements other than Purchaser and Parent shall have breached or failed to perform any of its covenants or agreements under such agreements or breached any of its representations and warranties in any of such agreements, or any of such agreements shall not be valid, binding and enforceable, except for such breaches or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Purchaser under the Merger Agreement or the Shareholder Tender and Voting Agreements.

     The foregoing conditions are for the benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole and absolute discretion.

     The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.  CERTAIN LEGAL MATTERS

     Except as described in this Section 14, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 13 -- "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

     Affiliated Transaction Statute. Because the Company is incorporated under the laws of the State of Florida, it is subject to Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally prohibits a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless (i) the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, (ii) the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction, or (iii) the corporation complies with certain statutory fair price provisions.

     Subject to certain exceptions, under the FBCA an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power or net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     At the October 22, 2002 meeting of the Company's Board of Directors, by unanimous vote of all directors, including a majority of disinterested directors, the Company's Board of Directors have approved the Merger Agreement and the Shareholder Tender and Voting Agreements and the transactions contemplated by those agreements. As a result, the provisions of the Affiliated Transactions Statute are not applicable to the Offer and the Merger and the transactions contemplated by such agreements.

     Control Share Acquisition Statute.  The Company also may be subject to
Section 607.0902 of the FBCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of publicly held Florida corporations that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii) 33 1/3%, but less than 50%; or (iii) 50% or more of such votes.

     The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

     Because the Control Share Acquisition Statute specifically exempts (i) an acquisition of shares of a publicly held Florida corporation which has been approved by the board of directors of the such corporation before the acquisition, and (ii) a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or to the Merger. At the October 22, 2002 meeting of the Company's Board of Directors, by unanimous vote of all directors, the Company's Board of Directors approved the acquisition of the Subject Shares (as defined in the Shareholder Tender and Voting Agreements) pursuant to the Shareholder Tender and Voting Agreements, the acquisition of Shares pursuant to the Offer, and the Merger Agreement.

     Short-Form Merger. Section 607.1104 of the FBCA provides that, if a parent corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the merger of the subsidiary corporation into another 80% owned subsidiary of the parent corporation may be effected by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation (a "short-form merger"). In accordance with the FBCA, if Purchaser acquires at least 80% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the other shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective after such acquisition without a meeting of the Company's shareholders.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Based on information supplied by the Company and the approval by the Board of Directors of the Company of the Merger Agreement, the Shareholder Tender and Voting Agreements, the Merger and the Offer, Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation other than as set forth in this Offer to Purchase. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event that it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares pursuant to the Offer.

     Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about October 28, 2002, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth day after such Notification and Report Form is filed. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with Purchaser's consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 -- "Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

     In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

15.  FEES AND EXPENSES

     Except as set forth below, neither Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent, Mellon Investor Services LLC to act as Depositary and Bear, Stearns & Co. Inc. to act as the Dealer Manager in connection with the Offer. Such firms will each receive reasonable and customary compensation for their services. Parent and Purchaser have also agreed to reimburse such firms for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, Depository and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  MISCELLANEOUS

     The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC and the Nasdaq National Market in the manner set forth in Section 8 -- "Certain Information Concerning the Company" of this Offer to Purchase (except that they will not be available at the regional offices of the SEC).

Prince Merger Corporation
October 28, 2002

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                           PRINCE MERGER CORPORATION
                                      AND
                             DRS TECHNOLOGIES, INC.

1.  PRINCE MERGER CORPORATION

     Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Prince Merger Corporation. Unless otherwise indicated, (a) each such person is a citizen of the U.S., and (b) the business address of each such person is c/o DRS Technologies, Inc. 5 Sylvan Way, Parsippany, NJ 07054.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                      --------------------------------------------------
Mark S. Newman...................  Mr. Newman has been a Director and the President of
                                   Prince Merger Corporation since its formation on October
                                   17, 2002. Mr. Newman has been Chairman of the Board since
                                   August 1995 and President and Chief Executive Officer of
                                   DRS Technologies, Inc. since May 1994. Mr. Newman joined
                                   DRS Technologies, Inc. in 1973 and has been a director
                                   since 1988. Mr. Newman serves as Vice Chairman on the
                                   board of directors of the American Electronics
                                   Association, and is a director on the boards of the New
                                   Jersey Technology Council, SSG Precision Optronics, Inc.,
                                   Opticare Health Systems, Inc. and Congoleum Corporation,
                                   where he chairs the Audit Committee. Mr. Newman also
                                   serves on the Board of Governors of the Aerospace
                                   Industries Association of America.
Richard A. Schneider.............  Mr. Schneider has been the Vice President and Treasurer of Prince Merger Corporation since its formation on
                                   October 17, 2002. Mr. Schneider has been Executive Vice
                                   President, Chief Financial Officer and Treasurer of DRS
                                   Technologies, Inc. since 1999. He held similar positions
                                   at NAI Technologies, Inc. (NAI) from November 1988 until
                                   February 1999 and was a member of its board of directors
                                   from 1996 until February 1999, when it was acquired by
                                   DRS Technologies. Mr. Schneider has over 25 years of
                                   experience in corporate financial management, including
                                   ten years with NAI.
Nina Laserson Dunn...............  Ms. Dunn has been a Director, and the Vice President and
                                   Secretary of Prince Merger Corporation since its
                                   formation on October 17, 2002. Ms. Dunn has been
                                   Executive Vice President, General Counsel and Secretary
                                   of DRS Technologies, Inc. since July 1997. From July 1993
                                   until June 1997, Ms. Dunn was a Director in the corporate
                                   law department of Hannoch Weisman, a Professional
                                   Corporation, where she served as DRS Technologies, Inc.'s
                                   outside legal counsel. Ms. Dunn is admitted to practice
                                   law in New York and New Jersey and is a member of the
                                   American, New York State and New Jersey State Bar
                                   Associations.

2.  DRS TECHNOLOGIES, INC.

     Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of DRS Technologies, Inc. Unless otherwise indicated, (a) each such person is a citizen of the U.S., and (b) the business address of each such person is c/o DRS Technologies, Inc. 5 Sylvan Way, Parsippany, NJ 07054.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                      --------------------------------------------------
EXECUTIVE OFFICERS
Mark S. Newman...................  See Part 1 of this Schedule I
Richard A. Schneider.............  See Part 1 of this Schedule I
Paul G. Casner, Jr. .............  Mr. Casner has been Executive Vice President and Chief
                                   Operating Officer of DRS Technologies, Inc. since May
                                   2000. Mr. Casner joined DRS Technologies, Inc. in 1993 as
                                   President of Technology Applications and Service Company,
                                   now DRS Electronic Systems, Inc. From 1994 until 1998,
                                   Mr. Casner was one of DRS Technologies, Inc.'s Vice
                                   Presidents and President of the DRS Electronic Systems
                                   Group. Thereafter, Mr. Casner was Executive Vice
                                   President, Operations from 1998 until 2000. Mr. Casner
                                   has over 30 years of experience in the defense
                                   electronics industry and has held positions in
                                   engineering, marketing and general management. Mr. Casner
                                   is a director of ACE-COMM Corporation and Mikros Systems
                                   Corporation.
Nina Laserson Dunn...............  See Part 1 of this Schedule I
Robert F. Mehmel.................  Mr. Mehmel has been Executive Vice President, Business
                                   Operations and Strategy since January 2001. Before
                                   joining DRS Technologies, Inc., he was Director,
                                   Corporate Development, at Jabil Circuit, Inc. from July
                                   2000 until December 2000. Prior to that, he was Vice
                                   President, Planning, at L-3 Communications Corporation
                                   from its inception in April 1997 until June 2000.
                                   Earlier, Mr. Mehmel held various positions in divisional
                                   and corporate financial management with Lockheed Martin
                                   Corporation from April 1996 until April 1997, with Loral
                                   Corporation from September 1984 until March 1996 and with
                                   Lear Siegler, Inc. from June 1982 until August 1994.
DIRECTORS
Mark S. Newman...................  See Part 1 of this Schedule I
Ira Albom........................  Mr. Albom has been a director of DRS Technologies, Inc.
630 W. Germantown Pike, Ste. 450   since February 1997. Additionally, Mr. Albom has been
Plymouth Meeting, PA 19462         employed since 1977 by Teleflex, Inc., a defense and
                                   aerospace company, and has been Senior Vice President at
                                   Teleflex since 1987. Mr. Albom has over forty years of
                                   operations and management experience in the defense and
                                   aerospace industry. Since 1987, he has been actively
                                   involved in leading diligence teams and negotiating terms
                                   of mergers and acquisitions, as well as negotiating major
                                   contracts for Teleflex's Defense/Aerospace Group. Mr.
                                   Albom also serves as a director of Klune Industries, Inc.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                      --------------------------------------------------
Donald C. Fraser.................  Mr. Fraser has been a director of DRS Technologies, Inc.
8 St Mary's Street                 since 1993. He currently serves as Director of the Boston
Boston, MA 02215                   University Photonics Center since November 1993 and as
                                   Professor of Engineering and Physics at that university
                                   since November 1993. From 1991 until 1993, Mr. Fraser was
                                   the Principal Deputy Under Secretary of Defense,
                                   Acquisition, with primary responsibility for managing the
                                   Department of Defense acquisition process, including
                                   setting policy and executing programs. He also served as
                                   Deputy Director of Operational Test and Evaluation for
                                   Command, Control, Communication and Intelligence from
                                   1990 to 1991, a position which included top level
                                   management and oversight of the operational test and
                                   evaluation of all major Department of Defense
                                   communication, command and control, intelligence,
                                   electronic warfare, space and information management
                                   system programs. From 1981 to 1988, Dr. Fraser was
                                   employed as Vice President, Technical Operations at
                                   Charles Stark Draper Laboratory and, from 1988 to 1990,
                                   as its Executive Vice President.
William F. Heitmann..............  Mr. Heitmann has been a director of DRS Technologies,
1095 Avenue of the Americas        Inc. since February 1997. Mr. Heitmann is currently
New York, NY 10036                 Senior Vice President and Treasurer of Verizon
                                   Communications, Inc. since July 2000. He has been
                                   employed by Verizon Communications, Inc. since its
                                   formation in June 2000 through the merger of Bell
                                   Atlantic Corp. and GTE Corp. He was employed by Bell
                                   Atlantic Corp. and its predecessors since 1971, serving
                                   as a Vice President from 1996 until July 2000 and as
                                   Treasurer from June 1999 until July 2000. Previously, he
                                   was Chief Investment Officer of NYNEX Asset Management
                                   Company from March 1991 until September 1995 and of Bell
                                   Atlantic Asset Management Company from June 1996 until
                                   July 2000. Mr. Heitmann has also served as Chairman of
                                   Bell Atlantic Credit Company (BACC) from September 1997
                                   until December 1998 and as Chairman and Chief Executive
                                   Officer from December 1998 until July 2000. Mr. Heitmann
                                   currently serves as Chairman of Verizon Capital Corp.
                                   since July 2000. He also serves as Director of Exchange
                                   Indemnity Corp since October 1996 and of GTE Reinsurance
                                   since November 2000. Mr. Heitmann is a member of the Real
                                   Estate Advisory Board of the New York Common Fund and The
                                   Financial Executives Institute and a Director of its New
                                   York City chapter.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                      --------------------------------------------------
Steven S. Honigman...............  Mr. Honigman has been a director of DRS Technologies,
40 West 57th Street                Inc. since 1998. Mr. Honigman has been a partner of the
New York, NY 10019                 law firm of Thelen Reid & Priest LLP since August 1998.
                                   Previously, he served as General Counsel to the
                                   Department of the Navy from 1993 until 1998. As chief
                                   legal officer of the Department of the Navy and the
                                   principal legal advisor to the Secretary of the Navy, Mr.
                                   Honigman was recognized as a leader in acquisition
                                   reform, procurement related litigation and the
                                   accomplishment of national security objectives in the
                                   context of environmental compliance. He also exercised
                                   Secretariat oversight of the Naval Criminal Investigative
                                   Service and served as the Department's Designated Agency
                                   Ethics Officer and Contractor Suspension and Department
                                   Official from 1993 until 1998. For his service, Mr.
                                   Honigman received the Department of the Navy
                                   Distinguished Public Service Award. Prior to that, he was
                                   a partner of the law firm of Miller, Singer, Raives &
                                   Brandes from 1982 until 1993. Mr. Honigman also serves as
                                   a director of The Wornick Company, a producer of combat
                                   rations for the Department of Defense.
C. Shelton James.................  Mr. James has been a director of DRS Technologies, Inc
310 East Royal Palm Rd.            since February 1999. Mr. James is currently President of
Boca Raton, FL 33432               C.S. James Associates, business advisors, and has served
                                   in that position since May 2000. From December 2001 until
                                   July 2002 Mr. James was Chief Executive Officer of
                                   Technisource, Inc., a provider of information technology
                                   staffing, outsourced solutions and computer systems.
                                   Until June 1999, he served as President of Fundamental
                                   Management Corporation, an investment management company.
                                   Additionally, from May 1992 until February 2000, Mr.
                                   James was Chairman of the Board of Elcotel, Inc., a
                                   public communications company. He serves as a director of
                                   Concurrent Computer Systems, Inc., SK Technologies, CSPI,
                                   Inc. and Technisource, Inc.
Mark N. Kaplan...................  Mr. Kaplan has been a director of DRS Technologies, Inc.
Four Times Square                  since 1986. Mr. Kaplan was a member of the law firm of
New York, NY 10036                 Skadden, Arps, Slate, Meagher & Flom LLP from 1979 to
                                   1998 and is now of counsel to the firm. Mr. Kaplan also
                                   serves as a director of American Biltrite Inc., Autobytel
                                   Inc., Grey Advertising Inc., REFAC Technology Inc.,
                                   Congoleum Corporation and Volt Information Sciences, Inc.
Stuart F. Platt..................  Mr. Platt has been a director of DRS Technologies, Inc
14679 Henderson Road NE            since 1991. From May 1994 until 1999, he served as a Vice
Bainbridge Island, WA 98110        President and also as the President of our Data Systems
                                   Group. Admiral Platt also served as President of our
                                   wholly owned subsidiary, DRS Precision Echo, Inc. from
                                   July 1992 to August 1998. Mr. Platt has been Chairman of
                                   The Wornick Company, a producer of combat rations for the
                                   Department of Defense, since 2000 and Chairman of CDCOM,
                                   a Washington State based data storage company, since
                                   1999. Admiral Platt held various high level positions as
                                   a military officer in the Department of the Navy,
                                   retiring as Competition Advocate General of the Navy in
                                   1987. He has also served as Chairman of The Historic
                                   Battleship Society since 1996 and Chairman of Hydro Wing
                                   Hawaii since 2000.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                      --------------------------------------------------
Dennis J. Reimer.................  Mr. Reimer has been a director of DRS Technologies, Inc.
P.O. Box 889                       since 2000. He has served as Director of the National
204 North Robinson, Suite 1404     Memorial Institute for the Prevention of Terrorism,
Oklahoma City, OK 73101            located in Oklahoma City, OK, since April 2000. General
                                   Reimer served as the 33rd Chief of Staff, U.S. Army, from
                                   June 20, 1995 until June 21, 1999. Prior to that, he was
                                   Commanding General of United States Army Forces Command,
                                   Fort McPherson, Georgia, from August 1, 1999 until March
                                   31, 2000. Additionally, General Reimer has served as
                                   Distinguished Fellow of the Association of the U.S. Army
                                   since 1999. He is a member of the Editorial Board of the
                                   Armed Forces Journal and the Advisory Committee for Media
                                   and Security of the Fund for Peace Project. General
                                   Reimer also serves as a director of Microvision, Inc.,
                                   Mutual of America and Plato Learning, Inc.
Eric J. Rosen....................  Mr. Rosen has been a director of DRS Technologies, Inc.
712 5th Ave FL 40                  since August 1998. He is a Managing Director of Onex
New York, NY 10019-4108            Investment Corp. since 1992 and has been with Onex
                                   Investment Corp. since 1989. Previously, he worked at
                                   Kidder, Peabody & Co. in both the Mergers and
                                   Acquisitions group from 1983 until 1985 and the Merchant
                                   Banking group from 1987 until 1989. Mr. Rosen also serves
                                   as a director of Dura Automotive Systems. Mr. Rosen and
                                   Mark S. Newman, our Chairman of the Board, President and
                                   Chief Executive Officer, are first cousins.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                          Depositary for the Offer is:

                          MELLON INVESTOR SERVICES LLC


BY MAIL                     BY HAND                       BY OVERNIGHT DELIVERY
Mellon Investor Services    Mellon Investor Services LLC  Mellon Investor Services LLC
LLC                         120 Broadway, 13th Floor      85 Challenger Road
P.O. Box 3301               New York, NY 10271            Mail Stop-Reorg
South Hackensack, NJ 07606                                Ridgefield Park, NJ 07660
                                                          Attn: Reorganization Department

   BY FACSIMILE TRANSMISSION:     CONFIRM RECEIPT OF FACSIMILE
(FOR ELIGIBLE INSTITUTIONS ONLY)         BY TELEPHONE:
         (201) 296-4293                  (201) 296-4860

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact Bear, Stearns & Co. Inc., Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005

                Banks and Brokers (Call Collect): (212) 269-5550

                   All Others Call Toll-Free: (800) 628-8532

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                               383 Madison Avenue
                               New York, NY 10179

                         Call Toll-Free (866) 413-0658